UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2018

THE ONE GROUP HOSPITALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37379	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2018, The ONE Group Hospitality, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with David Kanen and Kanen Wealth Management LLC (collectively, the “Kanen Group”) regarding the composition of the Company’s Board of Directors (the “Board”). Pursuant to the terms of the Agreement, subject to certain conditions, the Kanen Group and the Company agreed that provided that the Kanen Group beneficially owns at least 10% of the Company’s outstanding common stock, the Kanen Group shall have the right to designate one member to the Company’s Board as a Class I director with a term expiring in 2020. The Company agreed to submit one of the prospective nominees provided by the Kanen Group to the Board for approval (the “Designee”). The Kanen Group also agreed to certain customary standstill provisions until the earliest to occur of (i) the end of the term for which a Designee is appointed (or such longer period as the Designee or, in certain circumstances, a replacement director selected pursuant to the Agreement, continues to serve on the Board), (ii) ten calendar days prior to the deadline for the submission of shareholder nominations for the Company’s 2019 annual meeting of stockholders (but only in the event that the Kanen Group beneficially owns 10% or more of the Company’s outstanding shares of common stock and the appointed Designee has tendered his resignation on or before such date) and (iii) five business days after such date, if any, that the Kanen Group provides written notice to the Company that the Company materially breached any of its commitments under the Agreement and where the Company has not cured such breach within 15 business days after such written notice (the “Standstill Period”). The standstill provisions generally prohibit the Kanen Group and its affiliates from taking specified actions during the Standstill Period with respect to the Company and its securities, including, among others: (i) soliciting or participating in the solicitation of proxies; (ii) joining any other “group” or becoming party to any voting arrangement or agreement; (iii) seeking or encouraging others to submit nominations for the election or removal of directors; or (iv) calling any meeting of stockholders, including by written consent, subject to certain conditions. During the Standstill Period, the Kanen Group has also agreed to vote its shares in favor of the Company’s nominees of existing directors for election to the Board and in accordance with any recommendations of the Board on certain other matters.

This summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On March 28, 2018, the Company issued a press release announcing certain financial results for the fourth quarter and full year ended December 31, 2017. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Effective March 28, 2018, pursuant to the Agreement, the Board appointed Dimitrios J. Angelis as a Class I director with a term expiring at the Company’s 2020 annual meeting of stockholders. The appointment of Mr. Angelis increases the size of the Board from five to six members.

Mr. Angelis, 48, brings over 15 years of legal and corporate governance experience to the Company. Mr. Angelis is currently Principal at Life Sciences Legal, serving as outside general counsel on all legal matters to several biotech, pharmaceutical, and medical device companies. Prior to joining Life Sciences Legal, Mr. Angelis was Chairman of the Board of Directors and CEO of OTI America, Inc. (NASDAQ: OTIV). Prior to his business leadership role at On Track Innovations, he was General Counsel and Corporate Secretary at Wockhardt, Inc., Senior Counsel at Dr. Reddy’s Laboratories, Inc. and Chief Legal Officer at Osteotech, Inc. Mr. Angelis was formerly a director at Actavis Inc. Mr. Angelis currently serves as a director of Digirad Corporation (NASDAQ: DRAD) and AmeriHoldings (NASDAQ: AMRH).

As a non-employee director, Mr. Angelis is entitled to receive cash compensation and grants of stock options or other equity awards in accordance with the arrangements in effect for non-employee directors of the Company and its committees.

There are no transactions between Mr. Angelis and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

10.1	Agreement, dated March 23, 2018, by and among The ONE Group Hospitality, Inc., David Kanen, and Kanen Wealth Management LLC.

99.1	Press Release, dated March 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2018	THE ONE GROUP HOSPITALITY, INC.

	By:	/s/ Emanuel Hilario
	Name:	Emanuel Hilario
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated March 23, 2018, by and among The ONE Group Hospitality, Inc., David Kanen, and Kanen Wealth Management LLC.
99.1	Press Release, dated March 28, 2018.